Exhibit 99.2

To:	Apollo Global Management, Inc. Board of Directors
From:	Leon D. Black
Re:	Next Steps
Date:	March 21, 2021

Apollo, the firm I founded 31 years ago, is in an unparalleled position of strength. In the last weeks, we have begun the process of introducing best-in-class governance enhancements that are unique among our publicly traded peers. We have increased accountability to public shareholders; we have added extraordinarily talented and diverse independent directors; and we are revamping our share structure on a path to unlocking value through a broader public listing.

We have also announced a transformative transaction with Athene. The combination with Athene, when closed, will turbocharge our growth opportunities. It will allow us to source excess return at every point along the risk/reward spectrum. The two companies will be fully aligned in expanding origination of investment opportunities, which will be a win-win for the combined company. The Athene transaction is the latest and most powerful example of how Apollo has differentiated itself over the last three decades.

While the diversity and scale of Apollo’s businesses today were unimaginable at the firm’s founding, the culture is very much recognizable—an unflagging commitment to excellence and disciplined investing. So too are the results. Our increasingly diverse business is firing on all cylinders. As I understand from meetings with our management, our first quarter will exceed analyst consensus by all relevant measures, including third-party fundraising. I could not be more proud of the seamless, superior performance we have demonstrated during this very challenging pandemic year.

With Apollo about to take the next great leap in its evolution, in the hands of the most talented management team in the industry, and as I approach my 70th birthday, I have decided to step back from the company I founded and cherish. I look forward to spending more time with my family after decades devoted to the firm. And time is precious; my wife, Debra, lost a close family member to the pandemic and faces considerable health challenges. I intend to address my own health issues, and take some personal time to pursue my many interests away from Apollo—including the arts, culture, medical research, and philanthropy.

All the achievements of the past five months, which I have pressed for years, have been exhilarating and gratifying: the governance changes, the elevation of Marc Rowan to CEO, and the announced Apollo-Athene merger. But the last weeks and months have been deeply trying for me and my family, too. The relentless public attention and media scrutiny concerning my relationship with Jeffrey Epstein—even though the exhaustive Dechert Report concluded there was no evidence of wrongdoing on my part—have taken a toll on my health and have caused

Apollo Global Management, Inc.

9 West 57th Street New York NY 10019

+1 212.515.3200

me to wish to take some time away from the public spotlight that comes with my daily involvement with this great public company. It will be good for my family and me to step back and become more private for a period of time.

Effective immediately, I am stepping down as CEO and as Chairman of the Board. As previously announced, my partner and co-founder Marc Rowan will assume the CEO role. After decades working together, shoulder to shoulder, in building this business, there is nobody in whom I have more confidence. Marc is a brilliant investor and value creator, and an equally talented leader—and someone I have urged for years to take on the CEO role. With a foot in the original Apollo opportunistic universe, and also as architect of Apollo’s insurance and yield platform, he is the natural choice to lead Apollo in the dramatic growth that will be generated from these combined businesses. Jim Zelter and Scott Kleinman have deep roots in the Apollo credit and private equity businesses, respectively, and keen investing acumen. They command respect throughout the firm for their granular understanding of our businesses and their steady leadership, and I have no doubt they will continue to perform exceptionally as co-Presidents, steering the Apollo ship on a day-to-day basis. I know that Jim Belardi and his terrific team will do the same steering the Athene ship. I have requested the executive committee of the Board select our lead independent director, Jay Clayton, to serve as Non-Executive Chairman. I will remain Apollo’s single largest shareholder and its biggest supporter, and I hope to return at some point.

Building this business has been the greatest achievement of my professional life. I am extraordinarily proud, and always will be, of the value we have created for our public shareholders and the investors in our funds; of the scores of businesses around the world that we have supported and grown through our investments; and most important, of the diverse and talented team that we have built. It has been my privilege to serve as the leader of this firm for 31 years, and I look forward to celebrating Apollo’s continued success.

Apollo Global Management, Inc.

9 West 57th Street New York NY 10019

+1 212.515.3200